FORM 3/A

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


                            (Print or Type Responses)

================================================================================
1.    Name and Address of Reporting Person
       Rossin                     Ada                          E.
 ===============================================================================
       (Last)                   (First)                     (Middle)

       621 Trotwood Circle
 ===============================================================================
                               (Street)

       Pittsburgh                 PA                          15241
================================================================================
       (City)                  (State)                        (Zip)


2.    Date of Event Requiring Statement (Month/Day/Year)

                                          2/28/97
================================================================================

3.    IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
================================================================================

4.    Issuer Name and Ticker or Trading Symbol

                     Carpenter Technology Corporation (CRS)
================================================================================

5.    Relationship of Reporting Person to Issuer (Check all applicable)

       [     ]  Director                   [ X   ]  10% Owner
       [     ]  Officer (give title below) [     ]  Other (specify below)

       =========================================================================

6.    If Amendment, Date of Original  (Month/Day/Year)  3/10/97
================================================================================

7.   Individual or Joint/Group Filing (Check applicable line)

      [ X  ]  Form filed by One Reporting Person

      [    ]  Form filed by More Than One Reporting Person
================================================================================

                   Table I - Non-Derivative Securities Beneficially Owned

================================================================================
 1.Title of   2.Amount of Securities  3.Ownership    4. Nature of Indirect
   Security     Beneficially Owned      Form: Direct    Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (D) or          (Instr. 5)
                                        Indirect (I)
                                        (Instr. 5)
================================================================================
Common Stock,
$5.00 par value    2,325,650 shares         D
================================================================================
================================================================================
Common Stock,                                         Pursuant to Trusts
$5.00 par value      108,844 shares         I         created by an Irrevocable
                                                      Deed of Trust dated
                                                      July 12, 1989

================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================================
 1.  Title of Derivative Security (Instr. 4)      2.  Date Exercisable and Expiration Date
                                                      (Month/Day/Year)
                                                  ===========================================
                                                  Date Exercisable      Expiration Date
                                                                        =====================
=============================================================================================


                                                                        =====================
=============================================================================================


                                                                        =====================
=============================================================================================


=============================================================================================


=============================================================================================

                                  Page 2 of 3


============================================================================================
FORM 3 (Continued)

 3.   Title and Amount of            4.  Conversion    5.  Ownership      6.  Nature of
      Securities Underlying              or Exercise       Form of            Indirect
      Derivative Security (Instr. 4)     Price of          Derivative         Beneficial
                                         Derivative        Security:          Ownership
                                         Security          Direct (D)         (Instr. 5)
=====================================                      or Indirect
      Title        Amount or Number                        (I)
                       of Shares                           (Instr. 5)
============================================================================================


============================================================================================


============================================================================================


============================================================================================


============================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



/s/ C.J. Queenan, Jr.                                   March 11, 1997
====================================================    ========================
C.J. Queenan, Jr.                                       Date
*as Attorney-in-Fact for Ada E. Rossin

                                  Page 3 of 3